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EXHIBIT 21.01

THE STEAK N SHAKE COMPANY

Wholly-owned Subsidiaries	State of Incorporation or Organization
Steak n Shake Operations, Inc.	Indiana
SNSTM, Inc. *	Delaware
Steak n Shake, LP **	Indiana
Consolidated Specialty Restaurants, Inc.	Indiana
SNS Investment Company	Indiana

*
Wholly-owned subsidiary of Steak n Shake Operations, Inc.

**
Limited partnership owned 99% Steak n Shake Operations, Inc. and 1% by The Steak n Shake Company

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  EXHIBIT 21.01